Alexander & Baldwin, Inc. Reports Fourth Quarter and Full-Year 2021 Results

HONOLULU, February 24, 2022 /PRNewswire/—Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company"), a Hawai‘i-based company focused on owning and operating high-quality commercial real estate in Hawai‘i, today announced financial results for the fourth quarter and full-year of 2021.
Chris Benjamin, A&B president & chief executive officer, stated: "We entered 2021 optimistic for a strong rebound in our high-quality portfolio of grocery-anchored retail, industrial and ground lease assets, and we produced exceptional results as our commercial real estate ("CRE") portfolio Net Operating Income ("NOI") surpassed pre-pandemic levels. For the full-year, CRE NOI increased by 17% and Core Funds From Operations ("Core FFO") by 26% over the prior year."
"The strategic and proactive approach we undertook with our tenants at the onset of the pandemic proved successful as we essentially maintained total portfolio leased occupancy, ending the year at 94.3%. The pace of collections from cash-basis tenants and reserve reversals were well above expectation and contributed to our stellar performance. Further, we experienced robust leasing activity, including two consecutive quarters of record-level new leasing, and are pleased to report full-year leasing spreads of 4.6% for comparable leases."
"Additionally, we made meaningful progress in advancing our strategic agenda, continuing to capitalize on the favorable market for Hawai‘i real estate with approximately $203 million in total sales proceeds for the full year. The sale of the Kukui‘ula residential development in mid-November was a particularly important step in our simplification efforts. We generated a total of $154 million in proceeds from Kukui‘ula in 2021. During the year, we also closed sales totaling nine acres at Maui Business Park II and nearly 2,000 acres of other non-core landholdings."
"We are encouraged by the solid CRE performance and significant simplification progress during 2021, which position us to refocus on CRE growth and complete our transformation to a pure-play Hawai‘i CRE company. Our many accomplishments this past year, driven by the outstanding work of our team, have resulted in a strong and flexible balance sheet that is supportive of our pivot toward CRE growth. Importantly, we continue to live out our values as 'Partners for Hawai‘i,' supporting our team members, tenants and communities through the unprecedented impacts of the pandemic and recovery. As we look ahead optimistically, we maintain our long-standing commitment to environmental, social and governance ("ESG") principles."
Financial Results
•Net income available to A&B common shareholders and diluted earnings per share for the fourth quarter of 2021 were $6.1 million and $0.08 per share, respectively, compared to $1.0 million and $0.01 per share in the same quarter of 2020.
•Net income available to A&B common shareholders and diluted earnings per share for the full-year of 2021 were $35.1 million and $0.48 per share, respectively, compared to $5.5 million and $0.08 per share in 2020. The elevated 2021 results were primarily driven by strong CRE and Land Operations segment performance, partially offset by $29.0 million non-cash impairment charges related to the Materials & Construction segment in the fourth quarter of 2021.
•The fourth quarter of 2021 Nareit-defined Funds From Operations ("FFO") and FFO per diluted share were $13.0 million and $0.18 per share, respectively, compared to $10.7 million and $0.15 per share in the same quarter of 2020. The full-year 2021 FFO and FFO per diluted share were $70.0 million and $0.96 per share, respectively, compared to $45.1 million and $0.62 per share in the same period of 2020.
•The fourth quarter of 2021 Core FFO and Core FFO per diluted share were $17.5 million and $0.24 per share, respectively, compared to $12.1 million and $0.17 per share in the same quarter of 2020. The full-year 2021 Core FFO and Core FFO per diluted share were $69.4 million and $0.96 per share, respectively, compared to $55.2 million and $0.76 per share in the same period of 2020.

Commercial Real Estate (CRE)
•In the fourth quarter of 2021, CRE revenue increased $9.1 million, or 24.7%, to $46.0 million, as compared to $36.9 million in the same quarter of 2020. CRE revenue increased $23.2 million, or 15.5%, to $173.2 million for the full-year of 2021, as compared to $150.0 million in the same period of 2020.
•In the fourth quarter of 2021, CRE net operating income ("NOI") increased by $7.2 million, or 33.3%, to $28.8 million, as compared to $21.6 million in the same quarter of 2020. CRE NOI increased by $16.4 million, or 17.4%, to $110.7 million for the full-year of 2021, as compared to $94.3 million in the same period of 2020.
•In the fourth quarter of 2021, CRE Same-Store NOI increased 33.0% compared to the prior year fourth quarter. Full-year Same-Store NOI increased 17.3% compared to the same period in 2020.
•During the fourth quarter of 2021, the Company executed 65 total leases (inclusive of COVID-related lease modification extensions), covering approximately 162,000 square feet of gross leasable area ("GLA"). There were 271 total leases executed in 2021, covering approximately 651,000 square feet of GLA.
•Comparable leasing spreads were 5.4% portfolio-wide for the fourth quarter of 2021 and 5.6% for retail spaces. Full-year comparable leasing spreads stand at 4.6% portfolio-wide and 5.2% for retail spaces.
•During the fourth quarter of 2021, the Company executed 15 COVID-related lease modification extensions, covering approximately 42,000 square feet of GLA at a weighted-average term of 3.4 years. Full-year, the Company executed 49 COVID-related lease modification extensions, covering approximately 115,000 square feet of GLA at a weighted-average term of 2.0 years.
•Significant leases executed during 2021 include:
◦Fifty-seven executed leases related to properties located in Kailua, including Aikahi Park Shopping Center, totaling approximately 84,000 square feet of GLA.
◦Eleven executed leases at Waipio Industrial totaling approximately 33,000 square feet of GLA, sustaining the 100% occupancy status of the property.
◦Ten executed leases at Pearl Highlands Center totaling approximately 29,000 square feet of GLA, sustaining the 99.8% occupancy status of the property.
◦Nine executed leases at P&L Building totaling approximately 46,000 square feet of GLA, sustaining the 100% occupancy status of the property.
•Overall leased occupancy was 94.3% as of December 31, 2021, unchanged compared to December 31, 2020. Same-Store leased occupancy was 94.2% as of December 31, 2021, a decrease of 10.0 basis points compared to December 31, 2020.
◦Leased occupancy in the retail portfolio was 93.1% as of December 31, 2021, an increase of 80.0 basis points compared to the same period last year, primarily due to strong leasing activity at Waianae Mall and Pearl Highlands Center. Leased occupancy in the Same-Store retail portfolio was 93.0% as of December 31, 2021, an increase of 80.0 basis points compared to the same period last year.
◦Leased occupancy in the industrial portfolio was 97.0% as of December 31, 2021, a decrease of 160.0 basis points compared to the same period last year, primarily due to modest tenant turnover at Port Allen Industrial and Kaka‘ako Commerce Center. Leased occupancy in the Same-Store industrial portfolio was 96.9%, a decrease of 170.0 basis points compared to the same period last year.
CRE Development and Redevelopment
•Aikahi Park Shopping Center redevelopment efforts continue to progress on schedule and on budget toward a fourth quarter of 2022 target stabilization. Work is advancing to improve the shopping experience and provide the surrounding residents and center visitors with community-focused dining, shopping and service options while incorporating sustainable design and building elements.
Land Operations
•Operating profit was $33.1 million in the fourth quarter of 2021, as compared to $3.8 million in the fourth quarter of 2020. Operating profit was $55.4 million for the year ended December 31, 2021, as compared to $15.4 million for the year ended December 31, 2020. The increase in 2021 over the prior year was attributable to the monetization of Kukui‘ula residential development, as well as landholdings and other development-for-sale investments.

•The Company continued to monetize land and development-for-sale investments including the following transactions that closed in 2021:
◦Sale of Kukui‘ula residential development.
◦Preceding the sale of the project, 42 units and two bulk parcels at the Kukui‘ula joint venture projects.
◦9 acres at Maui Business Park II.
◦Approximately 2,000 acres of non-core urban-zoned, agricultural and conservation lands.
Materials & Construction (M&C)
•Materials & Construction operating loss was $34.3 million in the fourth quarter of 2021, as compared to a $1.9 million loss in the fourth quarter of 2020. Materials & Construction operating loss was $40.5 million for the year ended December 31, 2021, as compared to a $10.5 million loss in 2020. The 2021 loss was primarily driven by a $29.0 million non-cash impairment related to long-lived assets and an equity method investment during the fourth quarter.
•M&C Adjusted EBITDA was $(2.7) million in the fourth quarter of 2021, as compared to $0.7 million for the same quarter in 2020. M&C Adjusted EBITDA was $(1.1) million for the year ended December 31, 2021, as compared to $6.3 million in 2020. M&C Adjusted EBITDA in the fourth quarter of 2021 includes one-time non-cash charges recorded at an equity method investment, of which $(3.5) million is attributable to the Company.
Balance Sheet and Capital Markets Activity
•In 2021, the following financing activities were completed:
◦In August, the Company completed the third amendment to its revolving credit facility which includes, among other improvements:
▪more favorable interest rate spreads;
▪an extension of maturity date from September 15, 2022, to August 27, 2025, with options to extend further until August 27, 2026; and
▪an increase in the aggregate commitments of the lenders from $450 million to $500 million.
◦In August, in connection with recasting the revolving credit facility, the Company repaid its $50 million bank syndicated term loan prior to its maturity date, extinguishing the loan.
◦In August, the Company established an "at the market" ("ATM") equity offering program to issue and sell shares having an aggregate offering price of up to $150,000,000. The Company did not utilize its ATM program during 2021.
◦In September, the Company made final payments totaling $14 million on its Kailua Town Center and Kailua Town Center #2 mortgage loans, extinguishing the loans.
◦During the year, the Company repaid $61 million, net, on its revolving credit facility and also repaid $93.4 million related to term debt and mortgages.
•As of December 31, 2021, the Company had $532.7 million in total debt, which represents 22.6% of the Company’s total market capitalization (equity market capitalization plus total debt). The Company's debt has a weighted-average maturity of 4.3 years, with a weighted-average interest rate of 4.1%. One hundred percent of debt was at fixed rates. The Company had total liquidity of $518.9 million, consisting of cash and cash equivalents of $70.0 million and $448.9 million available on its committed line of credit.
Dividend
•The Company paid a fourth quarter 2021 dividend of $0.18 per share on January 6, 2022.
•The Company's Board declared a first quarter 2022 dividend of $0.19 per share, payable on April 5, 2022, to shareholders of record as of the close of business on March 18, 2022.
2022 Full-Year Guidance
•Initial outlook for 2022 includes:
◦CRE Same-Store NOI: 0% to 2%
◦CRE Same-Store NOI: 2% to 4%, excluding prior year reserve reversals

◦Core FFO per diluted share: $0.94 to $1.00
Environmental, Social and Governance (ESG) Activity
•In 2021, the following ESG activities and highlights occurred:
◦In August, released A&B's Second Annual Corporate Responsibility Report, with enhanced SASB, TCFD and GHG disclosures.
◦In October, finalized plans for a 1.3 megawatt rooftop photovoltaic system at Pearl Highlands Center, marking the beginning of a broader rooftop solar initiative across the CRE portfolio.
◦During the year, made charitable contributions to 175 Hawai‘i-based non-profit organizations, with a particular focus on expanding support for DEI, social justice and housing-related causes.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. (NYSE: ALEX) (A&B) is the only publicly-traded real estate investment trust to focus exclusively on Hawai‘i commercial real estate and is the state's largest owner of grocery-anchored, neighborhood shopping centers. A&B owns, operates and manages approximately 3.9 million square feet of commercial space in Hawai‘i, including 22 retail centers, eleven industrial assets and four office properties, as well as 143 acres of ground leases. A&B is expanding and strengthening its Hawai‘i CRE portfolio and achieving its strategic focus on commercial real estate by monetizing its remaining non-core assets. Over its 150-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

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Contact:
Brett A. Brown
(808) 525-8475
investorrelations@abhi.com

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(amounts in millions, except per share data; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating Revenue:
Commercial Real Estate	$46.0	$36.9	$173.2	$150.0
Land Operations	41.4	11.2	79.9	38.7
Materials & Construction	37.3	24.7	126.2	116.6
Total operating revenue	124.7	72.8	379.3	305.3
Operating Profit (Loss):
Commercial Real Estate	19.6	11.9	72.6	49.8
Land Operations	33.1	3.8	55.4	15.4
Materials & Construction	(34.3)	(1.9)	(40.5)	(10.5)
Total operating profit (loss)	18.4	13.8	87.5	54.7
Gain (loss) on disposal of commercial real estate properties, net	2.6	—	2.8	0.5
Interest expense	(6.1)	(7.6)	(26.3)	(30.3)
Corporate and other expense	(8.2)	(5.5)	(27.1)	(19.3)
Income (Loss) from Continuing Operations Before Income Taxes	6.7	0.7	36.9	5.6
Income tax benefit (expense)	0.1	0.4	—	0.4
Income (Loss) from Continuing Operations	6.8	1.1	36.9	6.0
Income (loss) from discontinued operations, net of income taxes	(0.4)	—	(1.1)	(0.8)
Net Income (Loss)	6.4	1.1	35.8	5.2
Loss (income) attributable to noncontrolling interest	(0.1)	—	(0.4)	0.4
Net Income (Loss) Attributable to A&B Shareholders	$6.3	$1.1	$35.4	$5.6

Basic Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.09	$0.01	$0.50	$0.09
Discontinued operations available to A&B shareholders	(0.01)	—	(0.02)	(0.01)
Net income (loss) available to A&B shareholders	$0.08	$0.01	$0.48	$0.08
Diluted Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.09	$0.01	$0.50	$0.09
Discontinued operations available to A&B shareholders	(0.01)	—	(0.02)	(0.01)
Net income (loss) available to A&B shareholders	$0.08	$0.01	$0.48	$0.08

Weighted-Average Number of Shares Outstanding:
Basic	72.5	72.4	72.5	72.3
Diluted	72.7	72.5	72.6	72.4

Amounts Available to A&B Common Shareholders:
Continuing operations available to A&B common shareholders	$6.5	$1.0	$36.2	$6.3
Discontinued operations available to A&B common shareholders	(0.4)	—	(1.1)	(0.8)
Net income (loss) available to A&B common shareholders	$6.1	$1.0	$35.1	$5.5

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in millions, unaudited)

	December 31,
	2021	2020
ASSETS
Real estate investments
Real estate property	$1,588.2	$1,549.7
Accumulated depreciation	(180.5)	(154.4)
Real estate property, net	1,407.7	1,395.3
Real estate developments	65.0	75.7
Investments in real estate joint ventures and partnerships	8.8	134.1
Real estate intangible assets, net	51.6	61.9
Real estate investments, net	1,533.1	1,667.0
Cash and cash equivalents	70.0	57.2
Restricted cash	1.0	0.2
Accounts receivable and retention, net	28.9	43.5
Inventories	20.3	18.4
Other property, net	83.5	110.8
Operating lease right-of-use assets	20.1	18.6
Goodwill	8.7	10.5
Other receivables, net	11.6	14.2
Prepaid expenses and other assets	102.6	95.6
Total assets	$1,879.8	$2,036.0

LIABILITIES AND EQUITY
Liabilities:
Notes payable and other debt	$532.7	$687.1
Accounts payable	9.9	9.8
Operating lease liabilities	19.4	18.4
Accrued pension and post-retirement benefits	56.3	34.7
Deferred revenue	68.5	66.9
Accrued and other liabilities	119.5	116.5
Redeemable Noncontrolling Interest	6.9	6.5
Equity	1,066.6	1,096.1
Total liabilities and equity	$1,879.8	$2,036.0

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONSOLIDATED CASH FLOWS
(amounts in millions; unaudited)

	Year Ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$35.8	$5.2
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	50.4	53.3
Deferred income taxes	—	—
Loss (gain) from disposals and asset transactions, net	(3.0)	(9.5)
Impairment of assets and equity method investment	29.0	5.6
Share-based compensation expense	5.9	5.8
Equity in (income) loss from affiliates, net of operating cash distributions	(8.6)	(4.8)
Changes in operating assets and liabilities:
Trade, contracts retention, and other contract receivables	4.7	8.8
Inventories	(1.9)	2.1
Prepaid expenses, income tax receivable and other assets	1.3	13.0
Development/other property inventory	8.7	3.6
Accrued pension and post-retirement benefits	(3.0)	2.7
Accounts payable	1.9	(6.2)
Accrued and other liabilities	3.0	(16.5)
Net cash provided by (used in) operations	$124.2	$63.1

Cash Flows from Investing Activities:
Capital expenditures for acquisitions	(16.9)	—
Capital expenditures for property, plant and equipment	(36.6)	(25.1)
Proceeds from disposal of assets	3.2	27.1
Payments for purchases of investments in affiliates and other investments	(2.7)	(1.0)
Distributions of capital and other receipts from investments in affiliates and other investments	149.5	11.0
Net cash provided by (used in) investing activities	$96.5	$12.0

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable and other debt	131.0	173.0
Payments of notes payable and other debt and deferred financing costs	(290.2)	(183.0)
Borrowings (payments) on line-of-credit agreement, net	—	(8.7)
Distribution to noncontrolling interests	—	—
Cash dividends paid	(46.6)	(13.8)
Proceeds from issuance (payments for repurchases) of capital stock and other, net	(1.3)	(0.6)
Payment of deferred acquisition holdback	—	—
Net cash provided by (used in) financing activities	$(207.1)	$(33.1)

Cash, Cash Equivalents and Restricted Cash
Net increase (decrease) in cash, cash equivalents and restricted cash	13.6	42
Balance, beginning of period	57.4	15.4
Balance, end of period	$71.0	$57.4

USE OF NON-GAAP FINANCIAL MEASURES
The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company's and segments' core operating results, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.
NOI is a non-GAAP measure used internally in evaluating the unlevered performance of the Company's Commercial Real Estate portfolio. The Company believes NOI provides useful information to investors regarding the Company's financial condition and results of operations because it reflects only the contract-based income and cash-based expense items that are incurred at the property level. When compared across periods, NOI can be used to determine trends in earnings of the Company's properties as this measure is not affected by non-contract-based revenue (e.g., straight-line lease adjustments required under GAAP); by non-cash expense recognition items (e.g., the impact of depreciation and amortization expense or impairments); or by other expenses or gains or losses that do not directly relate to the Company's ownership and operations of the properties (e.g., indirect selling, general, administrative and other expenses, as well as lease termination income). The Company believes the exclusion of these items from operating profit (loss) is useful because the resulting measure captures the contract-based revenue that is realizable (i.e., assuming collectability is deemed probable) and the direct property-related expenses paid or payable in cash that are incurred in operating the Company's Commercial Real Estate portfolio, as well as trends in occupancy rates, rental rates and operating costs. NOI should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Company reports NOI and Occupancy on a Same-Store basis, which includes the results of properties that were owned and operated for the entirety of the prior calendar year and current reporting period, year-to-date. The Company believes that reporting on a Same-Store basis provides investors with additional information regarding the operating performance of comparable assets separate from other factors (such as the effect of developments, redevelopments, acquisitions or dispositions).
Reconciliations of CRE operating profit to CRE NOI and Same-Store NOI are as follows:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, unaudited)	2021	2020	2021	2020
CRE Operating Profit (Loss)	$19.6	$11.9	$72.6	$49.8
Plus: Depreciation and amortization	9.5	9.7	37.7	40.1
Less: Straight-line lease adjustments	(1.5)	0.2	(4.4)	1.3
Less: Favorable/(unfavorable) lease amortization	(0.4)	(0.3)	(0.9)	(1.2)
Less: Termination income	(0.1)	(1.2)	(0.2)	(2.3)
Plus: Other (income)/expense, net	—	(0.6)	(0.6)	(0.9)
Plus: Impairment of assets	—	—	—	—
Plus: Selling, general, administrative and other expenses	1.7	1.9	6.5	7.5
Less: Legal costs previously capitalized[1]	—	—	—	—
NOI	$28.8	$21.6	$110.7	$94.3
Less: NOI from acquisitions, dispositions and other adjustments	(0.8)	(0.6)	(2.9)	(2.4)
Same-Store NOI	$28.0	$21.0	$107.8	$91.9

FFO is presented by the Company as a widely used non-GAAP measure of operating performance for real estate companies. FFO is defined by the National Association of Real Estate Investment Trusts ("Nareit") December 2018 Financial Standards White Paper as follows: net income (calculated in accordance with GAAP), excluding (1) depreciation and amortization related to real estate, (2) gains and losses from the sale of certain real estate assets, (3) gains and losses from change in control and (4) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
The Company believes that, subject to the following limitations, FFO provides a supplemental measure to net income (calculated in accordance with GAAP) for comparing its performance and operations to those of other REITs. FFO does not represent an alternative to net income calculated in accordance with GAAP. In addition, FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of the Company’s liquidity. The Company presents different forms of FFO:
•"Core FFO" represents a non-GAAP measure relevant to the operating performance of the Company's commercial real estate business (i.e., its core business). Core FFO is calculated by adjusting CRE operating profit to exclude items noted above (i.e., depreciation and amortization related to real estate included in CRE operating profit) and to make further adjustments to include expenses not included in CRE operating profit but that are necessary to accurately reflect the operating performance of its core business (i.e., corporate expenses and interest expense attributable to this core business) or to exclude items that are non-recurring, infrequent, unusual and unrelated to the core business operating performance (i.e., not likely to recur within two years or has not occurred within the prior two years). The Company believes such adjustments facilitate the comparable measurement of the Company's core operating performance over time. The Company believes that Core FFO, which is a supplemental non-GAAP financial measure, provides an additional and useful means to assess and compare the operating performance of REITs.

•FFO represents the Nareit-defined non-GAAP measure for the operating performance of the Company as a whole. The Company's calculation refers to net income (loss) available to A&B common shareholders as its starting point in the calculation of FFO.

The Company presents both non-GAAP measures and reconciles each to the most directly-comparable GAAP measure as well as reconciling FFO to Core FFO. The Company's FFO and Core FFO may not be comparable to FFO non-GAAP measures reported by other REITs. These other REITs may not define the term in accordance with the current Nareit definition or may interpret the current Nareit definition differently.

Reconciliations of net income (loss) available to A&B common shareholders to FFO and Core FFO are as follows:

	Three Months Ended December 31,		Year Ended December 31,
(amounts in millions; unaudited)	2021	2020	2021	2020
Net income (loss) available to A&B common shareholders	$6.1	$1.0	$35.1	$5.5
Depreciation and amortization of commercial real estate properties	9.5	9.7	37.7	40.1
Gain on the disposal of commercial real estate properties, net	(2.6)	—	(2.8)	(0.5)
Impairment of CRE assets	—	—	—	—
FFO	$13.0	$10.7	$70.0	$45.1
Exclude items not related to core business:
Land Operations Operating Profit	(33.1)	(3.8)	(55.4)	(15.4)
Materials & Construction Operating (Profit) Loss	34.3	1.9	40.5	10.5
Loss from discontinued operations	0.4	—	1.1	0.8
Income (loss) attributable to noncontrolling interest	0.1	—	0.4	(0.4)
Income tax expense (benefit)	(0.1)	(0.4)	—	(0.4)
Non-core business interest expense	2.9	3.7	12.8	15.0
Core FFO	$17.5	$12.1	$69.4	$55.2

Reconciliations of Core FFO starting from Commercial Real Estate operating profit are as follows:

	Three Months Ended December 31,		Year Ended December 31,
(amounts in millions; unaudited)	2021	2020	2021	2020
CRE Operating Profit	$19.6	$11.9	$72.6	$49.8
Depreciation and amortization of commercial real estate properties	9.5	9.7	37.7	40.1
Corporate and other expense	(8.2)	(5.5)	(27.1)	(19.3)
Core business interest expense	(3.2)	(3.9)	(13.5)	(15.3)
Distributions to participating securities	(0.2)	(0.1)	(0.3)	(0.1)
Core FFO	$17.5	$12.1	$69.4	$55.2

The Company may report various forms of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), on a consolidated basis or a segment basis (e.g., “Consolidated EBITDA” or “Materials & Construction EBITDA”), as non-GAAP measures used by the Company in evaluating the Company’s and segments’ operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the Company’s and segments’ ongoing operations.
Consolidated EBITDA is calculated by adjusting the Company’s consolidated net income (loss) to exclude the impact of interest expense, income taxes and depreciation and amortization. Materials & Construction EBITDA is calculated by adjusting Materials & Construction operating profit (which excludes interest expense and income taxes) to add back depreciation and amortization recorded at the M&C segment.

The Company also adjusts Consolidated EBITDA or Materials & Construction EBITDA (to arrive at “Consolidated Adjusted EBITDA” or “M&C Adjusted EBITDA”) for items identified as non-recurring, infrequent or unusual that are not expected to recur in the Company’s core business or segment’s normal operations. In addition to the aforementioned adjustments, the Company further adjusts Materials & Construction EBITDA to exclude income attributable to noncontrolling interests as presented in its consolidated statements of operations.
As illustrative examples, the Company identified non-cash long-lived asset impairments recorded in different businesses within the M&C segment as non-recurring, infrequent or unusual items that are not expected to recur in the segment’s normal operations. By excluding these items from Materials & Construction EBITDA to arrive at M&C Adjusted EBITDA, the Company believes it provides meaningful supplemental information about its core operating performance and facilitates comparisons to historical operating results. Such non-GAAP measures should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
(in millions; unaudited)	2021	2020	2021	2020
Materials & Construction Operating Profit (Loss)	$(34.3)	$(1.9)	$(40.5)	$(10.5)
Materials & Construction depreciation and amortization	2.7	2.6	10.8	10.8
Materials & Construction EBITDA	$(31.6)	$0.7	$(29.7)	$0.3
Impairment of assets related to Materials & Construction	26.1	—	26.1	5.6
Impairment of equity method investment related to Materials & Construction	2.9	—	2.9	—
Loss (income) attributable to noncontrolling interest	(0.1)	—	(0.4)	0.4
M&C Adjusted EBITDA	$(2.7)	$0.7	$(1.1)	$6.3
FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions, as well as the rapidly changing challenges with, and the Company's plans and responses to, the coronavirus pandemic ("COVID-19") and related economic disruptions. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company's REIT status and the Company's business, risks associated with COVID-19 and its impact on the Company's businesses, results of operations, liquidity and financial condition, the evaluation of alternatives by the Company related to its materials and construction business, and the risk factors discussed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company's forward-looking statements.